UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2010

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33480	33-0968580
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3020 Old Ranch Parkway, Suite 400, Seal Beach, California	90740
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (562) 493-2804

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

On July 1, 2010, Clean Energy Fuels Corp, a Delaware corporation (the “Registrant”), acting through certain of its subsidiaries, agreed to purchase the advanced natural gas fueling compressor and related equipment manufacturing and servicing business (the “Acquired Business”) of I.M.W. Industries Ltd., a British Columbia corporation (“Company”).

The terms and conditions of the purchase of the Acquired Business are set forth in an Asset Purchase Agreement (the “Asset Purchase Agreement”) dated July 1, 2010 by and among Clean Energy, a California corporation and a wholly-owned subsidiary of the Registrant (“Clean Energy — CA”), 0884808 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Clean Energy - CA (“Canadian AcqCo”), 0884810 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Canadian AcqCo (“Canadian OpCo” and collectively with Clean Energy — CA and Canadian AcqCo, “Purchasers”), on the one hand, and Company, 652322 B.C. Ltd., a British Columbia corporation (“Holdco”), Miller Family Trust and Bradley N. Miller (Company, Holdco, Miller Family Trust and Bradley N. Miller are collectively referred to herein as “Sellers”), on the other hand.

Under the terms of the Asset Purchase Agreement, the consideration for the Acquired Business will consist of (i) the payment at closing of $15.0 million in cash, (ii) the issuance at closing of approximately $60.0 million of the Registrant’s common stock; (iii) the payment on each of January 31, 2011, 2012, 2013 and 2014 of $12.5 million (each payment consisting of $5.0 million in cash and approximately $7.5 million in cash and/or shares of the Registrant’s common stock (the exact combination of cash and/or stock to be determined at Purchasers’ option); (iv) an earn-out arrangement pursuant to which Purchasers will, over a four year period, pay Sellers up to $40.0 million based on the Acquired Business achieving certain minimum amounts of adjusted gross profit; and (v) Purchasers assuming certain liabilities of the Acquired Business.

The Asset Purchase Agreement also provides that Sellers will, subject to certain limitations, indemnify Purchasers for damages and losses incurred or suffered by Purchasers as a result of, among other things, breaches of Sellers’ representations, warranties and covenants contained in the Asset Purchase Agreement.

The closing of the purchase of the Acquired Business is subject to the satisfaction of customary closing conditions, including (i) no material adverse effect on Company or the Acquired Business, (ii) the receipt of required governmental and third party consents and approvals, (iii) the acceptance of employment with Purchasers by certain key employees of Company, (iv) the receipt by Purchasers of the audited consolidated financial statements of Company as of and for the fiscal year ended April 30, 2010; and (v) the effectiveness of a resale registration statement relating to the shares of the Registrant’s common stock to be issued at closing.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the Asset Purchase Agreement attached as Exhibit 2.5 to this Current Report on Form 8-K and incorporated herein by reference.  The Registrant issued a press release on July 6, 2010 regarding the execution of the Asset Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The Asset Purchase Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Purchasers or Sellers.  The Asset Purchase Agreement contains representations and warranties that Purchasers, on the one hand, and Sellers, on the other hand, made to each other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Asset Purchase Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits.

Exhibit	Description
2.5

Asset Purchase Agreement, dated July 1, 2010, among Clean Energy, a California corporation, 0884808 B.C. Ltd., a British Columbia corporation, and 0884810 B.C. Ltd., a British Columbia corporation, on the one hand, and I.M.W. Industries Ltd., a British Columbia corporation, 652322 B.C. Ltd., a British Columbia corporation, Miller Family Trust and Bradley N. Miller, on the other hand. Certain schedules and exhibits referenced in the Asset Purchase Agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

99.1	Press release issued by Clean Energy Fuels Corp., dated July 6, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAN ENERGY FUELS CORP

Dated: July 6, 2010	By:	/s/ Richard R. Wheeler
Name: Richard R. Wheeler
Title: Chief Financial Officer